Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RIGNET, INC.
     RigNet, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
     1. The name of the corporation is RigNet, Inc. (the “Corporation”). The Corporation was originally incorporated in the State of Delaware on July 6, 2004 pursuant to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on that date.
     2. This Amended and Restated Certificate of Incorporation has been adopted by the Corporation and its stockholders pursuant to Section 242 and Section 245 of the General Corporation Law of the State of Delaware.
     3. The Certificate of Incorporation of the Company is hereby amended and restated to read in its entirety as set forth in Exhibit A attached hereto.
     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed this 11th day of July, 2007.

RIGNET, INC.

/s/ Marty Jimmerson

By: Marty Jimmerson
Name: Chief Financial Officer

EXHIBIT A
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
RIGNET, INC.
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
ARTICLE I
NAME
     The name of the Corporation is RIGNET, INC.
ARTICLE II
REGISTERED OFFICE AND AGENT
     The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
PURPOSE
     (a) The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     (b) In furtherance of the foregoing purposes, the Corporation shall have and may exercise all of the rights, powers, and privileges granted by the General Corporation Law of the State of Delaware. In addition, it may do everything necessary, suitable, and proper for the accomplishment of any of its corporate purposes.
     (c) The Corporation shall at all times maintain the following separateness criteria (“Separateness Criteria”):
i. establish and maintain an office through which its business will be conducted separate and apart from those of any other person or entity, including any affiliate, and will allocate fairly and reasonably any overhead for shared office space;

ii. maintain books and records and bank accounts separate from those of any other person or entity, including any affiliate, and will prepare and maintain its financial statements in accordance with generally accepted accounting principles;
iii. hold and maintain appropriate entity level meetings and conduct business and to authorize all appropriate entity level actions, and in authorizing such actions, observe all entity level formalities;
iv. not commingle its assets with those of any other person or entity, including any affiliate;
v. exercise reasonable efforts to collect any known misunderstanding actually known to it regarding its separate identity and conduct its own business in its own name and, to this end, have sufficient officers and personnel to run its business and operations and make decisions with respect to its business and operations independently of any other person or entity, including any affiliate;
vi. prepare and maintain financial statements and tax returns separate from any other entity, including any affiliate (except that an entity of which the Corporatism is a direct or indirect subsidiary may prepare and file consolidated tax returns in accordance with generally accepted accounting principles, provided that any such consolidated tax returns shall contain a note indicating that the Corporation and its affiliates are separate legal entities and maintain records, books of account separate and apart from such parent entity, and provided further that the Corporation shall not be liable for any taxes of any parson or entity other than those directly attributable to the Corporation);
vii. pay any liabilities out of its own funds, including salaries of any employees, and further directly manage its own liabilities, including its own payroll and operating expenses;
viii. maintain its assets in such a manner that is not costly or difficult to segregate, identify or ascertain such assets from those of any other person or entity;
ix. transact all business with affiliates on an arms-length basis pursuant to enforceable agreements;
x. not guarantee or become obligated for the debts of any other person or entity, including any affiliate, or hold out its credit as being available to satisfy the obligations of others; provided that the Corporation may guarantee or become obligated for the debts, or hold out its credit as being available to satisfy the obligations of, any of its present or future subsidiaries, so long as such present or future subsidiary (i) is not directly or indirectly owned or controlled by RigNet, Inc. or any subsidiary of RigNet, Inc. (other than as a direct or indirect subsidiary of the Corporation) and (ii) complies with the Separateness Criteria act forth in this Article III);

xi. use stationery, invoices and checks separate from any other person or entity, including any affiliate;
xii. not pledge its assets for the benefit of any other person or entity, including any affiliate; provided that the Corporation may pledge its assets for the benefit of any of its present or future subsidiaries, so long as such present or future subsidiary (i) is not directly or indirectly owned or controlled by RigNet, Inc. or any subsidiary of RigNet, Inc. (other than as a direct or indirect subsidiary of the Corporation) and (ii) complies with the Separateness Criteria set forth in this Article III);
xiii. hold itself out to creditors and the public as an entity separate and distinct from any other entity, including any affiliate; and
xiv. not acquire obligations or securities of its shareholders, partners, members or affiliates; provided that the Corporation may acquire obligations or securities of any of its present or future subsidiaries, so long as such present or future subsidiary (i) is not directly or indirectly owned or controlled by RigNet, Inc. or any subsidiary of RigNet, Inc. (other than as a direct or indirect subsidiary of the Corporation) and (ii) complies with the Separateness Criteria set forth in this Article III).
ARTICLE IV
CAPITAL STRUCTURE
     The following is a description of each class of stock of the Corporation, with the designations, preferences, limitations, and relative rights, including voting rights, of each enumerated class:
     A. General. The aggregate number of shares of capital stock that the Corporation has authority to issue is SIXTY THREE MILLION NINE HUNDRED SEVENTEEN THOUSAND SIX HUNDRED EIGHT (63,917,608) (the “Capital Stock”), divided into two classes, namely FIFTY MILLION (50,000,000) shares of common stock, having a par value of $0.001 per share (the “Common Stock”), and Thirteen Million Nine Hundred Seventeen Thousand Six Hundred Eight (13,917,608) shares of preferred stock, having a par value of $0.001 per share, designated as the “Preferred Stock” (the “Preferred Stock”). Holders of Common Stock have no preemptive rights.
     B. Common Stock. Each share of Common Stock shall be identical in all respects and for all purposes and entitled to (i) one (1) vote in all proceedings in which action may or is required to be taken by stockholders of the Corporation, (ii) participate equally in all dividends payable with respect to the Common Stock, as, if, and when declared by the Board of Directors of the Corporation, subject to any dividend preference in favor of the Preferred Stock, and (iii) share ratably in all distributions of assets of the Corporation in the event of any voluntary or involuntary liquidation, or winding up of the affairs of the Corporation, subject to any liquidation rights and preferences in favor of the Preferred Stock.

     C. Preferred Stock. The Preferred Stock shall initially have three series, namely Two Million Seven Hundred Ninety Thousand (2,790,000) shares of preferred stock, having a par value of $0.001 per share, designated as the “Series A Preferred Stock” (the “Series A Preferred Stock”), Three Million One Hundred Twenty Seven Thousand Six Hundred Eight (3,127,608) shares of preferred stock, having a par value of $0.001 per share, designated as the “Series B Preferred Stock” (the “Series B Preferred Stock”) and Eight Million (8,000,000) shares of preferred stock, having a par value of $0.001 per share, designated as the “Series C Preferred Stock” (the “Series C Preferred Stock”). The remaining shares of Preferred Stock of the Company shall have the preferences, limitations, and relative rights as shall be established by the Board of Directors of the Company in compliance with the General Corporation Law of the State of Delaware, and may be issued in one or more additional series.
     The terms, powers, preferences, rights, qualifications, limitations, and restrictions of the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock shall be as follows:
     1. Dividends.
          a. Series C Preferred Stock. The record holder of each share of Series C Original Preferred Stock shall be entitled to receive on each Series C PIK Dividend Payment Date (as defined below) per share dividends in additional fully paid and nonassessable shares of Series C Preferred Stock legally available for such purpose (the “Series C PIK Dividends”). Series C PIK Dividends shall be paid by delivering to the record holders of Series C Original Preferred Stock a number of shares of Series C Preferred Stock equal to the number of shares of Series C Original Preferred Stock held by such holder on the applicable Series C PIK Record Date (as defined below) multiplied by twelve percent (12%). The Corporation shall not issue fractional shares of Series C Preferred Stock to which holders may become entitled pursuant to this subparagraph, but in lieu thereof, the Corporation shall at the option of the holder either (i) deliver its check in an amount equal to the applicable fraction of one (1) share of Series C Preferred Stock multiplied by $1.20 (adjusted for stock splits, subdivisions, combinations or other similar transactions) (the “Series C PIK Cash Dividend Payment”) or (ii) defer delivery of the Series C PIK Cash Dividend Payment to the holder and apply such amount to Series C PIK Dividends issued to such holder on the subsequent Series C PIK Dividend Payment Date. Series C Dividend Preferred Stock shall have in all respects the same terms (including the same rights and benefits) as the shares of Series C Original Preferred Stock except that Series C Dividend Preferred Stock shall not be entitled to receive Series C PIK Dividends. No dividends shall be paid on any other series or class of Capital Stock unless the cumulative Series C PIK Dividends have been paid in full. Any Series C PIK Dividends to be paid on the Series C Original Preferred Stock shall be determined pro rata except with respect to cash payable in lieu of Series C PIK Dividends otherwise payable in fractional shares as described above.
     Dividends shall accumulate on each share of Series C Original Preferred Stock (whether or not declared by the Board of Directors) during each Series C PIK Payment Period (as defined below) and be fully cumulative from the first day of each Series C PIK Payment Period to the last day of such Series C PIK Payment Period. Series C PIK Dividends shall be paid to the holders of record of Series C Original Preferred Stock at the close of business on the date specified by the Board of Directors of the Corporation or a duly authorized committee thereof at the time such dividend is declared in accordance with the Delaware General Corporation Law (each of such dates being a “Series C PIK Record Date”). A Series C PIK Record Date shall not be more than sixty (60) days prior to the applicable Series C Dividend Payment Date. Series C PIK Dividends payable for any period less than a full year shall be computed on the basis of a 365 or 366 day year, as the case may be, and paid on a pro rata basis for the actual number of days elapsed.
     If, on any Series C PIK Dividend Payment Date, dividends as set forth in this Section 1(a) shall not have been paid on all outstanding shares of Series C Original Preferred Stock for all preceding Series C PIK Payment Periods from and after the first day from which dividends are cumulative, then, until the aggregate deficiency shall be fully paid, the Corporation shall not (i) declare or pay or set apart for payment any dividends except for dividends on the Series C Original Preferred Stock or make any other distribution on the Common Stock or any other Capital Stock or securities having an equity interest in the Corporation with respect to the payment of dividends or distribution of assets on liquidation, dissolution, or winding up of the Corporation, or (ii) make any payment on account of the purchase, redemption, other retirement or acquisition of any Common Stock or any other Capital Stock or securities having an equity interest in the Corporation with respect to the payment of dividends or distribution of assets on liquidation, dissolution, or winding up of the Corporation.
     No dividends shall be paid on any Common Stock of the Corporation unless the holders of shares of Series C Preferred Stock participate pari passu, and all cumulative dividends on Series C Original Preferred Stock (regardless of whether such dividends have been declared by the Board of Directors) have been paid in full.
     The term “Series C PIK Dividend Payment Date” shall mean June 20 of each year (except that if such date is a Saturday, Sunday, or legal holiday, the Series C PIK Dividend Payment Date shall be the next day that is not a Saturday, Sunday or legal holiday).
     The term “Series C Dividend Preferred Stock” shall mean all Series C Preferred Stock issued in accordance with and pursuant to this section as a Series C PIK Dividend.
     The term “Series C Original Preferred Stock” shall mean all Series C Preferred Stock other than Series C Dividend Preferred Stock.
     The term “Series C PIK Payment Period” shall mean the twelve-month period commencing on June 20, 2005 and each twelve-month period thereafter during which any shares of Series C Preferred Stock are issued and outstanding.
          b. Series B Preferred Stock. Each share of Series B Preferred Stock shall accumulate dividends, whether or not declared by the Board of Directors, in the annual amount of $.1199, until the tenth (10th) anniversary of the date of the original issuance of the Series B Preferred Stock (a “Series B Dividend”). Series B Dividends shall not be paid unless such payment is unanimously approved by the Board of Directors, except as otherwise provided herein. Upon the declaration of any Series B Dividend, any holder of any shares of Series B

Preferred Stock may elect to receive in lieu of any Series B Dividends otherwise payable in cash to such holder the number of shares Common Stock determined by dividing the amount of the Series B Dividend payable to such holder by $1.20. Any such election, in order to be effective, must be made in writing on or before the date of the payment of the Series B Dividend. No dividends shall be paid on any other series or class of Capital Stock other than the cumulative dividends to be paid on the Series C Original Preferred Stock unless the cumulative dividends on Series B Preferred Stock have been paid in full. Any such dividends to be paid on the Series B Preferred Stock shall be determined pro rata. Dividends shall be paid in immediately available funds.
     Dividends shall be cumulative. Dividends shall accumulate on each share of Series B Preferred Stock from the date of issue thereof. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears. Dividends payable on the Series B Preferred Stock for any period less than a full calendar year shall be computed on the basis of a 365 or 366 day year, as the case may be, and paid on a pro rata basis for the actual number of days elapsed. Notwithstanding the foregoing, no share of Series B Preferred Stock shall pay dividends which shall, in the aggregate, exceed the aggregate original cost (initial issue price) of such share of Series B Preferred Stock.
     If, in any annual dividend period, dividends in the annual amount of $.1199 per share shall not have been paid on all outstanding shares of Series B Preferred Stock for such annual dividend period and all preceding annual dividend periods from and after the first day from which dividends are cumulative, then, until the aggregate deficiency shall be fully paid, the Corporation shall not (i) declare or pay or set apart for payment any dividends except for cumulative dividends to be paid on the Series C Original Preferred Stock or make any other distribution on the Common Stock or any other Capital Stock or securities having an equity interest in the Corporation with respect to the payment of dividends or distribution of assets on liquidation, dissolution, or winding up of the Corporation, or (ii) make any payment on account of the purchase, redemption, other retirement or acquisition of any Common Stock or any other Capital Stock or securities having an equity interest in the Corporation with respect to the payment of dividends or distribution of assets on liquidation, dissolution, or winding up of the Corporation.
     No dividends shall be paid on any Common Stock of the Corporation unless the holders of shares of Series B Preferred Stock participate pari passu, and all cumulative dividends on Series B Preferred Stock (regardless of whether such dividends have been declared by the Board of Directors) have been paid in full.
          c. Series A Preferred Stock. When and as declared by the Board of Directors of the Corporation and to the extent permitted under the Delaware General Corporation Law, the Corporation shall pay dividends on shares of Series A Preferred Stock. No dividends shall be paid on any shares of Common Stock of the Corporation unless the holders of shares of Series A Preferred Stock participate pari passu.
     2. Voting Rights. Except as otherwise required by law and with respect to the exercise of any rights appurtenant respectively to the Series A Preferred Stock, the Series B

Preferred Stock or the Series C Preferred Stock, the holders of shares of the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock shall be entitled on an as-if-converted to Common Stock basis (including an assumption of the conversion of any accumulated but unpaid dividends on such shares of Preferred Stock) to vote on all matters submitted to the stockholders for a vote, voting together as a single class with the holders of shares of Common Stock.
     3. Major Event Preference.
          a. Series C Major Event Preference. Upon the effective date of the first occurrence of (i) any voluntary or involuntary merger or consolidation to which the Corporation is a party (other than a transaction in which the Corporation is the surviving entity or solely to effect a reincorporation of the Corporation in another jurisdiction and in which the equity ownership of the surviving entity is substantially identical to that of the Corporation immediately prior thereto), (ii) the sale, exchange, lease, license, or disposition of all or substantially all of the Corporation’s assets or then outstanding Capital Stock, (iii) a management buyout or other transaction (or series of related transactions) the result of which is to change control of the Corporation [with the term “control” for purposes of this subparagraph a being defined as the right, power or ability, of any person or group of persons having reasonably identical financial or pecuniary interests with respect to the Company (“Affiliated Group”) to elect a majority of the directors of the Company, and a “change in control” shall be presumed to have occurred if and when any transaction or series of related transactions has the result or effect, whether intended or unintended, of vesting control in a person or Affiliated Group that did not possess such control prior to such transaction or series of related transactions. For purposes of the foregoing definitions, the mere removal of one or more members from an Affiliated Group shall not constitute a change of control if the remaining members of such Affiliated Group continue to possess control, and the mere addition of one or more members to an Affiliated Group shall not constitute a change of control unless the member or members so added acquire control by virtue of the transaction or series of transactions in question], (iv) the liquidation, reorganization, or dissolution of the Corporation or the cessation of substantially all of the Corporation’s business activities, (v) an initial public offering of any securities of the Corporation, or (vi) any other event or transaction having substantially the same effect as any of the foregoing (each, a “Major Event”), the holders of shares of Series C Preferred Stock shall immediately be paid out of the assets of the Corporation available for distribution to its stockholders a preference payment (the “Series C Major Event Preference”) as follows and in the following order of priority:
               (1) First, to the holders of shares of Series C Preferred Stock an amount equal to any accumulated but unpaid dividends on such shares of Series C Preferred Stock, without interest; and
               (2) Second, to the holders of shares of Series C Preferred Stock, pro rata in proportion to the number of shares of Series C Preferred Stock held by each such holder, an amount per share equal to the amount per share originally paid to the Corporation in exchange for that share of Series C Preferred Stock or, in the case of shares of Series C Dividend Preferred Stock, an amount equal to One Dollar and Twenty Cents ($1.20) (as adjusted for stock splits, subdivisions, combinations or other similar transactions).

     The Series C Major Event Preference shall be paid only once. If, upon the occurrence of a Major Event, the assets of the Corporation shall be insufficient to make payment in full of the Series C Major Event Preference to all holders of shares of Series C Preferred Stock, then such assets shall be distributed ratably among the holders of shares of Series C Preferred Stock in proportion to the full amounts to which they would otherwise have been respectively entitled.
          b. Series B Major Event Preference. Immediately after the payment in full of the Series C Major Event Preference, the holders of shares of Series B Preferred Stock shall immediately be paid out of the assets of the Corporation available for distribution to its stockholders a preference payment (the “Series B Major Event Preference”) as follows and in the following order of priority:
               (1) First, to the holders of shares of Series B Preferred Stock an amount equal to any accumulated but unpaid dividends on such shares of Series B Preferred Stock (regardless of whether such dividends have been declared by the Board of Directors), without interest; and
               (2) Second, to the holders of shares of Series B Preferred Stock, pro rata in proportion to the number of shares of Series B Preferred Stock held by each such holder, an amount per share equal to the amount per share originally paid to the Corporation in exchange for that share of Series B Preferred Stock.
     The Series B Major Event Preference shall be paid only once. If, upon the occurrence of a Major Event, the assets of the Corporation shall be insufficient to make payment in full of the Series B Major Event Preference to all holders of shares of Series B Preferred Stock, then such assets shall be distributed ratably among the holders of shares of Series B Preferred Stock in proportion to the full amounts to which they would otherwise have been respectively entitled.
          c. Series A Major Event Preference. Immediately after the payment in full of the Series B Major Event Preference, the holders of shares of Series A Preferred Stock, pro rata in proportion to the number of shares of Series A Preferred Stock held by each such holder, shall be paid out of the assets of the Corporation available for distribution to its stockholders, a preference payment (the “Series A Major Event Preference”) as follows and in the following order of priority:
               (1) First, to the holders of shares of Series A Preferred Stock an amount equal to any declared and accumulated but unpaid dividends on such shares of Series A Preferred Stock, without interest; and
               (2) Second, to the holders of shares of Series A Preferred Stock, pro rata in proportion to the number of shares of Series A Preferred Stock held by each such holder, an amount equal to the amount per share originally paid to the Corporation in exchange for that share of Series A Preferred Stock multiplied by one hundred fifty percent (150%).
     The Series A Major Event Preference shall be paid only once. If, upon the occurrence of a Major Event, the assets of the Corporation shall be insufficient to make payment in full of the

Series A Major Event Preference to all holders of shares of Series A Preferred Stock, then such assets shall be distributed ratably among the holders of shares of Series A Preferred Stock in proportion to the full amounts to which they would otherwise have been respectively entitled.
          d. Liquidation. In the event of an actual dissolution, liquidation, or winding-up of the Corporation, after the full payment of the Series C Major Event Preference, the Series B Major Event Preference and the Series A Major Event Preference, the remaining assets of the Corporation available for distribution to its stockholders shall be shared ratably among the holders of shares of Series A Preferred Stock, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock (including, without limitation, any shares of Common Stock issued upon conversion of the Series C Preferred Stock provided that the Series C Major Event Preference has not theretofore been paid on such shares of Series C Preferred Stock) pari passu, treating outstanding shares of Series A Preferred Stock and Series B Preferred Stock on an as-if-converted to Common Stock basis (including an assumption of the conversion of any accumulated but unpaid dividends on such shares of Series A Preferred Stock and Series B Preferred Stock).
          e. Initial Public Offering. In the event of an initial public offering of Common Stock of the Corporation, the Series C Major Event Preference, the Series B Major Event Preference and Series A Major Event Preference shall be paid to the holders of Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock (unless such shares are converted to Common Stock prior to such initial public offering in accordance with Section 5), as the case may be, in that number of shares of Common Stock which would be purchasable in the initial public offering for a payment in cash of an amount equal to the Series C Major Event Preference, the Series B Major Event Preference or Series A Major Event Preference, as the case may be. In addition, in the event that the initial public offering permits the sale of all or part of the existing Common Stock by the holders of shares of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock and holders of shares of Common Stock, such right to sell shall be allocated ratably among the holders of such shares of Preferred Stock and holders of shares of Common Stock pari passu, treating outstanding such shares of Preferred Stock on an as-if-converted to Common Stock basis (including an assumption of the conversion of accumulated but unpaid dividends on such shares of Preferred Stock, and including the number of shares of Common Stock issued to the holders of Preferred Stock pursuant to the Series C Major Event Preference, the Series B Major Event Preference and the Series A Major Event Preference).
     4. Mandatory Redemption.
          a. Redemption Rights.
               (1) At any time, and from time to time, more than three (3) years after the original issuance of the Series C Preferred Stock by the Corporation, the holders of a majority of the then outstanding shares of Series A Preferred Stock, the holders of a majority of the then outstanding shares of Series B Preferred Stock and the holders of a majority of the then outstanding shares of Series C Preferred Stock may require by a written notice delivered to the Corporation that the Corporation redeem the then outstanding shares of Series A Preferred Stock,

Series B Preferred Stock and Series C Preferred Stock in whole or in part. If any redemption of the then outstanding shares of such series of Preferred Stock is made in part, then such redemption shall be made pro rata among all of the holders of such shares of Preferred Stock in accordance with the number of shares held by each holder of shares of Preferred Stock on an as-if converted basis (including an assumption of the conversion of any accumulated but unpaid dividends on such shares of Preferred Stock). The redemption price per share shall be the higher of: (i) the amount per share originally paid to the Corporation in exchange for that share of Preferred Stock being redeemed (as adjusted for stock splits, subdivisions, combinations or other similar transactions) or, in the case of shares of Series C Dividend Preferred Stock, One Dollar and Twenty Cents ($1.20) (as adjusted for stock splits, subdivisions, combinations or other similar transactions), plus any dividends to which the holder thereof may be entitled, or (ii) the Fair Market Value (as defined below) per share of the Preferred Stock being redeemed. The redemption price shall be due and paid ninety (90) days after the date upon which the redemption right is exercised by delivery of such redemption notice to the Corporation. Holders of Series C Preferred Stock shall receive payment of the redemption price prior to any payment of any redemption price paid to any holder of Series A Preferred Stock and any holder of Series B Preferred Stock. Holders of Series B Preferred Stock shall receive payment of the redemption price prior to any holder of Series A Preferred Stock.
               (2) If, at any time on and after a date which is three (3) years following the original issuance of the Series C Preferred Stock by the Corporation, the holders of a majority of all the outstanding shares of Series A Preferred Stock, the holders of a majority of all the outstanding shares of Series B Preferred Stock or the holders of a majority of all the outstanding shares of Series C Preferred Stock (“Proposing Stockholder”) shall propose in writing to the Company that the Company sell, exchange, lease, license, or dispose of all or substantially all of the Company’s assets or then outstanding Capital Stock to an unaffiliated third person (“Proposed Sale”), then the Proposing Stockholder shall retain a reputable investment banking firm of recognized standing on behalf of and at the cost of the Company on commercially reasonable terms to solicit offers for the Proposed Sale. The Proposing Stockholder shall provide notice of the Proposed Sale to all other Stockholders. In the event that a commercially reasonable offer is submitted by such investment banking firm, then no Stockholder will unreasonably withhold approval of the Proposed Sale. In the event that the holders of a majority of all the outstanding shares of Series A Preferred Stock, the holders of a majority of all the outstanding shares of Series B Preferred Stock or the holders of a majority of all the outstanding shares of Series C Preferred Stock desire to consummate the Proposed Sale and any of the other series of Preferred Stock elects not to consummate the Proposed Sale, then the Proposed Sale shall not be consummated; and the holders of a majority of the outstanding shares of the series of Preferred Stock originally electing to consummate the Proposed Sale and the holders of a majority of the outstanding shares of any other series of Preferred Stock electing to consummate the Proposed Sale shall have the unilateral right to cause the Company to redeem all, but not less than all, the shares of Preferred Stock of such series pursuant to the provisions of this Certificate of Incorporation.
          b. Fair Market Value. The “Fair Market Value” of a share of Preferred Stock shall be the amount that would be received by the holder of such share pursuant to this Certificate of Incorporation if the Corporation were liquidated and dissolved and its sole assets at the time of such liquidation and dissolution consisted of cash in an amount equal to the “Corporation’s Fair Market Value,” and the aggregate amount of the Corporation’s liabilities at the time of such liquidation and dissolution was zero. The “Corporation’s Fair Market Value” means the amount which a hypothetical willing buyer(s) would pay a hypothetical willing seller(s) in cash for one hundred percent (100%) of the Corporation’s then outstanding Capital Stock, all in-the-money options and warrants for Capital Stock having been exercised in accordance with their respective terms, in an arm’s length transaction, with neither the buyer(s) nor the seller(s) being under any undue pressure to complete the transaction, and with both the buyer(s) and the seller(s) having equal access to, and accurate knowledge of, all material facts. Disputes as to Fair Market Value shall be submitted to binding arbitration in Houston, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (expedited procedures) then in effect. There shall be three (3) arbitrators, all of whom shall be neutral, and at least one (1) of whom shall be an attorney licensed to practice law in the State of Texas for at least ten (10) years. The arbitrators shall have the authority to exclude evidence found to be irrelevant, redundant, or prejudicial beyond its probative value and are instructed to exercise that authority consistently with reasonably expediting the proceeding. The arbitrators may order specific performance, preliminary and final injunctive relief, and other equitable relief. The arbitrators in their discretion may award attorneys’ fees and other costs and expenses of litigation, or a portion thereof, to the substantially prevailing party. The award of the arbitrators may be entered and enforced in any court of competent jurisdiction. Arbitration shall be conducted as a “baseball style” arbitration where each party or side will submit one and only one proposed Fair Market Value to the arbitrators and the arbitrators shall then be instructed and shall determine that the Fair Market Value is exactly equal to one of the proposed valuations.
          c. Redemption Payment. If the funds of the Corporation legally available for payment of the redemption amounts on any payment date are insufficient to make the total payments required to be made, then those funds which are legally available shall be used to make the maximum possible payment ratably among the holders of shares of Preferred Stock being redeemed. At any time thereafter when additional funds of the Corporation are legally available for the payment of redemption amounts, such funds shall immediately be used to make payment of the balance of the amounts which the Corporation has become obligated to pay but which it has not yet paid.
          d. Partial Redemption. If fewer than the total number of shares of Preferred Stock represented by any certificate are redeemed, then a new certificate representing the number of unredeemed shares of Preferred Stock shall be issued to the holder of such shares of Preferred Stock without cost to such holder within three (3) business days after surrender of the certificate representing the redeemed shares of Preferred Stock.
          e. Dividends After Redemption Due Date. No share of Preferred Stock is entitled to any dividends accruing after the due date of its redemption. On such date, all rights of the holder of such share shall cease, and such share shall not be outstanding.
          f. Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock which are redeemed or otherwise acquired by the Corporation shall be canceled and shall not be reissued, sold, or transferred.

          g. No Dividends or Repurchase. Until the redemption price is paid in full to the holders of shares of Preferred Stock to be redeemed, the Corporation shall not repurchase or redeem, or make any distribution or pay any dividend on, any other security of the Corporation.
5. Conversion Rights.
          a. Conversion Procedure.
               (i) At any time and from time to time (including, without limitation, prior to a Major Event) any holder of shares of Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock may, at his, her, or its option, convert all or any portion of the Preferred Stock held by such holder into a number of shares of the Corporation’s Common Stock (“Conversion Stock”); provided, however, that if a change occurs such that the securities issuable upon conversion of shares of the Preferred Stock are issued by an entity other than the Corporation or if a change occurs in the class of securities so issuable, then the term “Conversion Stock” shall mean the security issuable upon conversion of shares of the Preferred Stock if such security is issuable in shares or shall mean the unit in which such security is issuable if such security is not issuable in shares. The Conversion Stock shall be computed by multiplying the number of shares of Preferred Stock to be converted by the amount per share originally paid to the Corporation in exchange for those shares of Preferred Stock to be converted, or, in the case of shares of Series C Dividend Preferred Stock, One Dollar and Twenty Cents ($1.20) (as adjusted for stock splits, subdivisions, combinations or other similar transactions) and dividing the result by the Conversion Price (as defined below) then in effect.
               (ii) Each conversion of shares of Preferred Stock shall be effective as of the close of business on the date on which the certificate or certificates representing the shares of Preferred Stock to be converted have been surrendered at the principal office of the Corporation. At such time as such conversion has been effected, the rights of the holder of such shares of Preferred Stock as such a holder shall cease and the person or persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall become the holder or holders of record of the shares of Conversion Stock represented by such certificates.
               (iii) As soon as possible after a conversion has been effected, the Corporation shall deliver to the converting holder:
                    (a) a certificate or certificates representing the number of shares of Conversion Stock issued by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified, and
                    (b) a certificate representing any shares of Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

               (iv) The issuance of certificates for shares of Conversion Stock upon conversion of shares of Preferred Stock shall be made without charge to the holders of such shares of Preferred Stock for any issuance tax with respect to any such shares or other costs incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each share of Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly authorized, issued, outstanding, and nonassessable.
          b. Conversion Price.
               (i) The initial “Conversion Price” shall be the amount per share originally paid to the Corporation in exchange for that share of Preferred Stock or, in the case of shares of Series C Dividend Preferred Stock, One Dollar and Twenty Cents ($1.20). In order to prevent dilution of the conversion rights granted under this Paragraph 5, the Conversion Price shall be subject to adjustment from time to time pursuant to this Paragraph 5.
               (ii) If and whenever on or after the original date of issuance of the Preferred Stock the Corporation issues or sells, or in accordance with Subparagraph c below, is presumed to have issued or sold, any shares of its Capital Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale (the “Additional Shares of Common Stock”), then ipso facto upon such issue or sale a new Conversion Price shall exist which shall be determined by multiplying the Conversion Price in effect immediately prior to such issue or sale by a fraction, the numerator of which is the sum of (A) the number of shares of Common Stock on a fully diluted basis outstanding immediately prior to such issue or sale, plus (B) the number of shares of Common Stock on a fully diluted basis which the aggregate consideration received by the Corporation for such Additional Shares of Common Stock would purchase at the Conversion Price in effect prior to such sale or issue, and the denominator of which is the sum of (A) the number of shares of Common Stock on a fully diluted basis outstanding immediately prior to such issue or sale, plus (B) the number of Additional Shares of Common Stock so issued; provided, however, that no adjustment in the Conversion Price shall be made as a result of:
                    (a) any issuance or sale (or presumed issuance or sale in accordance with Subparagraph c below) of up to an aggregate of Three Million Five Hundred Sixty Four Thousand Nine Hundred Three (3,564,903) shares of Common Stock to employees, directors, officers, or consultants of the Corporation pursuant to any plan approved by the Corporation’s Board of Directors or options outstanding as of the date of original issuance of the Series C Preferred Stock (as such number of shares is proportionately adjusted for subsequent stock splits, combinations, and dividends affecting the Common Stock);
                    (b) any issuance of sale (or presumed issuance or sale in accordance with Subparagraph c below) of up to an aggregate of Forty Thousand (40,000) shares of Series A Preferred Stock pursuant to any warrants outstanding as of the date of original issuance of the Series C Preferred Stock (as such number of shares is proportionately adjusted for subsequent stock splits, combinations, and dividends affecting the Common Stock);

                    (c) any issuance of sale (or presumed issuance or sale in accordance with Subparagraph c below) of up to an aggregate of One Hundred Thirty Seven Thousand Five Hundred (137,500) shares of Common Stock pursuant to any warrants outstanding as of the date of original issuance of the Series C Preferred Stock (as such number of shares is proportionately adjusted for subsequent stock splits, combinations, and dividends affecting the Common Stock);
                    (d) shares of the Corporation’s Common Stock issued upon conversion of shares of Preferred Stock;
                    (e) except as provided in Subparagraph c below, shares of the Common Stock issued in connection with any stock split, stock dividend, or recapitalization by the Corporation; or
                    (f) shares of the Corporation’s Series C Preferred Stock issued as Series C PIK Dividends pursuant to and in accordance with Section 1(a) hereof.
          c. Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Subparagraph b above, the following shall be applicable:
               (i) Exercise of Rights or Options. The Corporation may grant rights or options (“Options”) to subscribe for or to purchase shares of Common Stock, any other stock, or other securities convertible into or exchangeable for shares of Common Stock (“Convertible Securities”). Upon the exercise of any Options or conversion or exchange of Convertible Securities, the following provisions shall apply:
                    (a) If the price per share for which Common Stock is issuable upon the exercise of any Options or upon conversion or exchange of Convertible Securities is less than the Conversion Price effective immediately before the Options are granted, then
                    (b) the total maximum number of shares of Common Stock issuable is presumed to be outstanding and to have been issued and sold by the Corporation at the time the Options were granted for such price per share.
     For purposes of this Subparagraph (i), the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus, the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange of such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when

Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
               (ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be presumed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Subparagraph (ii), the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange of such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and, if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Paragraph 5, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.
               (iii) Change in Option Price or Conversion Price. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock change at any time, then the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued, or sold. Upon expiration of any such Options or rights or the termination of any rights to convert or exchange any Convertible Securities, the Conversion Price shall be automatically readjusted to the Conversion Price that would have been obtained had such Options, rights, or Convertible Securities not been issued.
          d. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization, or otherwise) its outstanding shares of Common Stock into a greater number of shares, then the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price in effect immediately prior to such combination shall be proportionately increased.
          e. Reorganization, Reclassification, Consolidation, Merger or Sale. Subject to the provisions of Paragraph 3, prior to the consummation of any Major Event, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the then outstanding shares of Series A Preferred Stock, the holders of a majority of the then outstanding shares of Series B Preferred Stock and the holders of a majority of the then outstanding shares of Series C Preferred Stock) to provide that each of the holders of shares of such series of Preferred Stock shall, after such Major Event, have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock otherwise acquirable and receivable upon the conversion of such holder’s shares of Preferred Stock, such shares of stock, securities, or assets as such holder would have received in connection with such Major Event if such holder had converted its shares of Preferred Stock immediately prior to such Major Event. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the then outstanding shares of Series A Preferred Stock, the holders of a majority of the then outstanding shares of Series B Preferred Stock and the holders of a majority of the then outstanding shares of Series C Preferred Stock) to insure that the provisions of this Paragraph 5 shall thereafter be applicable to the shares of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock (including, in the case of any such consolidation, merger, or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger, or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger, or sale). Subject to the provisions of Paragraph 3, the Corporation shall not effect any such consolidation, merger, or sale unless, prior to the consummation of such transaction, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form reasonably satisfactory to the holders of a majority of shares of Preferred Stock then outstanding) the obligation to deliver to each such holder such shares of stock, securities, or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.
          f. Certain Events. If any event occurs of the type contemplated by the provisions of this Paragraph 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights, or other rights with equity features), then the Corporation’s Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of shares of Preferred Stock; provided, however, that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Paragraph 5 or decrease the number of shares of Conversion Stock issuable upon conversion of each share of Preferred Stock.
          g. Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of shares of Preferred Stock into shares of Common Stock. At the time of each conversion, the Corporation shall pay in immediately available funds an amount equal to all dividends accrued and unpaid on the shares of Preferred Stock surrendered for conversion to the date upon which such conversion is presumed to take place; provided, however, at the option of the holder, in lieu of a payment in immediately available funds, the aggregate amount of dividends due to such holder may be divided by the Conversion Price and the resulting amount may then be converted into that number of shares of Common Stock in accordance with the provisions of this Paragraph 5. In case the number of shares of Preferred Stock represented by the certificate or certificates surrendered exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Subparagraph g, be delivered upon such conversion, then the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Preferred Stock for conversion in an amount of immediately available funds equal to the current fair market value of such fractional share as determined in good faith by the Board of Directors of the Corporation.
          h. Notice of Adjustment. Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice of such adjustment to all holders of shares of Preferred Stock setting forth in reasonable detail the calculation of such adjustment.
          i. Mandatory Conversion at Public Offering. The Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock shall be automatically converted to Common Stock upon the closing of a “Qualified Public Offering.” A “Qualified Public Offering” is a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or other similar foreign law covering the offer and sale of Common Stock for the account of the Corporation to the public yielding gross proceeds (before underwriting discounts and commissions) to the Corporation of not less than Twenty Million Dollars ($20,000,000) and resulting in an aggregate market capitalization for the Corporation (including privately-held as well as publicly-held shares) of at least Forty Million Dollars ($40,000,000).
          j. Stock to Be Reserved. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of shares of Preferred Stock as herein provided, no less than that number of shares of Common Stock as shall be issuable upon the conversion of all issued and issuable shares of Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be issued upon conversion of shares of Preferred Stock shall be duly and validly issued, fully paid, and non-assessable and free from all taxes, liens, and charges with respect to the issue thereof. The Corporation shall take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation or of any requirement of any national securities exchange upon which the Common Stock may be listed.
          k. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of shares of Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of shares of Preferred Stock which is being converted.

          l. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any shares of Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion of such shares of Preferred Stock, except as may otherwise be required hereunder to comply with applicable securities laws.
          m. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted, the shares so converted shall be canceled and not issuable by the Corporation, and then the Corporation’s Certificate of Incorporation shall be, and shall be presumed to be, amended appropriately to effect the corresponding reduction in the authorized stock of the Corporation.
     6. Preemptive Rights. In the event of any offering of securities by the Corporation, each holder of shares of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock shall have the right to purchase a percentage of the securities offered equal to the percentage of Common Stock of the Corporation owned by such holder on an as-if-converted to Common Stock basis (including an assumption of the conversion of any accumulated but unpaid dividends on such shares of Preferred Stock immediately prior to the proposed issuance of such offered securities (with a right of oversubscription) and assuming that prior to the proposed issuance all in-the-money options and warrants for Capital Stock were exercised in accordance with their terms and that all shares of Preferred Stock were converted to Common Stock; provided, however, that this right shall not apply to (i) equity compensation grants to employees, consultants, or directors pursuant to plans or other arrangements approved by the Board of Directors of the Corporation, (ii) the conversion or exercise of any convertible or exercisable securities outstanding immediately after the original issuance of the shares of Series C Preferred Stock, (iii) the issuance of securities in connection with any Major Event, (iv) the issuance of shares of Common Stock in connection with lease lines, bank financing, or other similar transactions that are of a non-equity financing nature undertaken after receiving all necessary approvals, (v) the issuance of five million (5,000,000) shares of Series C Preferred Stock pursuant to that certain Securities Purchase Agreement, dated as of June 20, 2005, by and among the Corporation and the Investors named therein, (vi) the issuance of Series C Preferred Stock as Series C PIK Dividends pursuant to and in accordance with Section 1(a) hereof, (vii) the issuance of shares of Common Stock pursuant to Section 1(b) hereof. Any offered securities not subscribed for by a holder of shares of Preferred Stock exercising rights pursuant to this Paragraph 6 may then be purchased by the other holders of shares of Preferred Stock on a pro rata basis based on the proportion which the number of outstanding shares of Preferred Stock held by each such holder of shares of Preferred Stock bears to the total number of outstanding shares of Preferred Stock (excluding the shares held by holders of shares of Preferred Stock not exercising rights pursuant to this Paragraph 6). The holders of shares of Common Stock have no such preemptive rights.

     7. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of the shares of Preferred Stock. Upon the surrender at the Corporation’s principal office of any certificate representing shares of Preferred Stock, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange for such surrendered certificate representing in the aggregate the number of shares of Preferred Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Preferred Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.
     8. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction, or mutilation of any certificate evidencing shares of Preferred Stock and, in the case of any such loss, theft, or destruction, upon receipt of an indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Preferred Stock represented by the lost, stolen, destroyed, or mutilated certificate and dated the issuance date of such lost, stolen, destroyed, or mutilated certificate.
     9. Amendment and Waiver. No amendment, modification, or waiver to this Certificate of Incorporation shall be binding or effective without the prior written consent of the holders of a majority of the then outstanding shares of the Series A Preferred Stock and the holders of a majority of the then outstanding shares of the Series B Preferred Stock and the holders of a majority of the then outstanding shares of Series C Preferred Stock.
ARTICLE V
DURATION
     The Corporation should have perpetual existence.
ARTICLE VI
LIMITATION ON DIRECTORS’ LIABILITY
     No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law; as so amended. Any repeal or modification of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
ARTICLE VII
INDEMNIFICATION
     The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director of the Corporation, or is or was serving, or has agreed to become, a director of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director of, or in a similar capacity with, another corporation, partnership, joint venture, trust, or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit, or proceeding and any appeal therefrom.
     Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification either under this Article or under Section 145 of the General Corporation Law of the State of Delaware, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.
     The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved or ratified by the Board of Directors of the Corporation.
     The indemnification rights provided in this Article (i) shall not be exclusive of any other rights to which those persons entitled to indemnification hereunder may be entitled under the law, agreement, or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors, and administrators of such persons.
     The Corporation may purchase and maintain insurance on behalf of any person who is or was a director of the Corporation against any liability asserted against such person and incurred by such person in such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or obligation to indemnify such person against such liability under the provisions of this Article VII.
     The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights, including advances of expenses, to present or former officers, employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article VII.

ARTICLE VIII
BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS
     The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.
ARTICLE IX
INCORPORATOR
     The name and address of the Incorporator is:
Casey W. Doherty
1717 St. James Place
Suite 520
Houston, Texas 77056
ARTICLE X
BOARD OF DIRECTORS
          The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors of the Corporation shall be not less than one (1) nor more than seven (7), the exact number to be fixed from time to time by the bylaws of the Corporation, or if the Bylaws fail to fix such a number, then by resolution adopted from time to time by the Board of Directors.
     Election of directors at an annual or special meeting need not be by written ballot unless the Bylaws of the Corporation shall so provide. In connection with the election of directors, the stockholders shall not be entitled to cumulate votes as provided in Section 214 of the General Corporation Law of the State of Delaware.

AMENDMENT TO AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RIGNET, INC.
     RigNet, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
     DOES HEREBY CERTIFY:
          1. That the name of this corporation is RigNet, Inc., and that the Certificate of Incorporation of this corporation was originally filed on July 6, 2004 and was amended and restated by an Amended and Restated Certificate of Incorporation filed on July 13, 2007.
          2. That the Board of Directors duly adopted resolutions proposing to amend the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the approval of the stockholders thereof, which resolutions set forth the proposed amendment as follows:
     Section A of Article IV of the Amended and Restated Certificate of Incorporation is deleted and is replaced in its entirety as follows:
     A. General. The aggregate number of shares of capital stock that the Corporation has authority to issue is Sixty Seven Million Nine Hundred Seventeen Thousand Six Hundred Eight (67,917,608) (the “Capital Stock”), divided into two classes, namely Fifty Two Million (52,000,000) shares of common stock, having a par value of $0.001 per share (the “Common Stock”), and Fifteen Million Nine Hundred Seventeen Thousand Six Hundred Eight (15,917,608) shares of preferred stock, having a par value of $0.001 per share, designated as the “Preferred Stock” (the “Preferred Stock”). Holders of common Stock have no preemptive rights.
The first paragraph of Section C of Article IV of the Amended and Restated Certificate of Incorporation is deleted and is replaced in its entirety as follows:
     C. Preferred Stock. The Preferred Stock shall initially have three series, namely Two Million Seven Hundred Ninety Thousand (2,790,000) shares of preferred stock, having a par value of $0.001 per share, designated as the “Series A Preferred Stock” (the “Series A Preferred Stock”), Three Million One Hundred Twenty Seven Thousand Six Hundred Eight (3,127,608) shares of preferred stock, having a par value of $0.001 per share, designated as the “Series B Preferred Stock” (the “Series B Preferred Stock”) and Ten Million (10,000,000) shares of preferred stock, having a par value of $0.001 per share, designated as the “Series C Preferred Stock” (the “Series C Preferred Stock”). The remaining shares of Preferred Stock of the Corporation shall have the preferences, limitations, and relative rights as shall be established by the Board of Directors of the Corporation in compliance with the General Corporation Law of the State of Delaware, and may be issued in one or more additional series.
* * *
          3. That the foregoing amendment was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.
          4. That this Amendment to Amended and Restated Certificate of Incorporation, which amends the provisions of this corporation’s Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Section 242 of the General Corporation Law.
     IN WITNESS WHEREOF, this Amendment to Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 30th day of June 2010.

/s/ Marty Jimmerson
Name:	Marty Jimmerson
Title:	Chief Financial Officer

AMENDMENT TO AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RIGNET, INC.
     RigNet, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
     DOES HEREBY CERTIFY:
     1. That the name of this corporation is RigNet, Inc., and that the Certificate of Incorporation of this corporation was originally filed on July 6, 2004 and was amended and restated by an Amended and Restated Certificate of Incorporation filed on July 13, 2007 and was amended by an Amendment to Amended and Restated Certificate of Incorporation filed on June 30, 2010.
     2. That the Board of Directors duly adopted resolutions proposing to amend the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the approval of the stockholders thereof, which resolutions set forth the proposed amendment as follows:
Section A of Article IV of the Amended and Restated Certificate of Incorporation is amended by inserting the following text at the end thereof:
“Effective as of 5:00 p.m., Central time, on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each four (4) shares of Common Stock of the Corporation then issued and outstanding shall, automatically and without action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock of the Corporation. No fractional shares will be issued and, in lieu thereof, stockholders otherwise entitled to receive a fractional share will instead receive cash for such stockholder’s fractional share on a basis determined by the Board of Directors of the Corporation. All shares held by the same stockholder of record shall be combined for this purpose before cashing out fractional shares.”
*     *     *
     3. That the foregoing amendment was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.
     4. That this Amendment to Amended and Restated Certificate of Incorporation, which amends the provisions of this corporation’s Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Section 242 of the General Corporation Law.
     IN WITNESS WHEREOF, this Amendment to Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 24 day of November 2010.

/s/ William Sutton
Name:	William Sutton
Title:	Vice President & Secretary